Exhibit 99.1

RADIATION THERAPY SERVICES HOLDINGS, INC.

“Now Known as 21st Century Oncology Holdings, Inc.”

Contact:	Investors:
Bryan J. Carey	Nick Laudico
Chief Financial Officer	The Ruth Group
239-931-7285	646-536-7030
bcarey@rtsx.com	nlaudico@theruthgroup.com

RADIATION THERAPY SERVICES ASSUMES 21ST CENTURY ONCOLOGY BRAND AS CORPORATE NAME

Consolidates Identity Under Established Brand Recognized for High Quality Patient Care and Broad Range of Oncology Services

FORT MYERS, FL, December 11, 2013 — 21st Century Oncology Holdings, Inc. (formerly Radiation Therapy Services Holdings, Inc) (“the Company”), the largest global, physician led provider of integrated cancer care services, announced today that it has consolidated its corporate identity under the long established facility level brand, 21st Century Oncology, effective immediately.

The 21st Century Oncology brand has been used by the Company since its inception for a majority of its facilities and has become synonymous with high quality, innovative patient care in the U.S. and Latin America.

21st Century Oncology President and Chief Executive Officer Dr. Daniel Dosoretz, stated, “Since 1983, the 21st Century Oncology name has been the brand our centers are identified with at the local level as facilities that provide some of the highest quality cancer care in the world in a comfortable and personal setting. Today, it also reflects the expanded breadth of oncology services we provide through our ICC model as well as the increased collaboration we have with payers and hospital partners. We have evolved into the largest integrated provider of cancer care services in the world, with 674 physicians across 278 global locations providing academic quality care on an infrastructure that is unmatched in our industry. The 21st Century Oncology brand continues to reflect our physicians’ commitment to serving patients and our Company’s commitment to our growth strategy through further deployment and expansion of our ICC model. We are truly excited about our ability to continue our organic and acquisitive expansion efforts, reaching a greater patient census and further expanding our global leadership position.”

About 21st Century Oncology Holdings, Inc.

21st Century Oncology Holdings, Inc. is the largest global, physician led provider of Integrated Cancer Care Services. The Company offers a comprehensive range of cancer treatment services,

focused on delivering academic quality, cost-effective patient care in personal and convenient settings. Including the Oncure Transaction, the Company operates 166 treatment centers, including 133 centers located in 16 U.S. states. The Company also operates 33 centers located in six countries in Latin America. The Company holds market leading positions in most of its domestic local markets and abroad.

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